Addendum No. 1

to Pricing Supplement No. G88 dated August 31, 2015,
to the Underlying Supplement dated May 4, 2015,

Product Supplement No. G-I dated May 13, 2015,

Prospectus Supplement dated May 4, 2015 and

Prospectus dated May 4, 2015

Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-202913 and 333-180300-03 September 11, 2015
Financial Products	$800,000 CS Notes due September 8, 2022 Linked to the Performance of the S&P 500® Index

The securities are senior unsecured obligations of Credit Suisse AG, acting through its Nassau branch.

The securities will not be listed on any exchange.

Investing in the securities involves a number of risks. See “Selected Risk Considerations” beginning on page 4 of the accompanying pricing supplement and “Risk Factors” beginning on page PS-3 of the accompanying product supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this addendum, the accompanying pricing supplement or the accompanying underlying supplement, the product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.

The securities are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

You should read Pricing Supplement No. G88 and the relevant Underlying Supplement, Product Supplement and Prospectus Supplement, which describe the specific terms of the offered securities, together with the Prospectus.

This Addendum No. 1 to Pricing Supplement No. G88 sets forth the projected payment schedule for the CS Notes due September 8, 2022 Linked to the S&P 500® Index. For more information, see “Material U.S. Federal Income Tax Considerations” in the accompanying pricing supplement.

Credit Suisse

September 11, 2015

Credit Suisse, Nassau Branch

U.S. $800,000 CS Notes Due September 8, 2022 (the “Securities”)

Linked to the S&P 500® Index

Projected Payment Schedule (“Tax Schedule”)*

The Comparable Yield and Tax Schedule are provided solely for the purpose of determining a U.S. holder’s income from the Securities for U.S. tax purposes and are not a representation of any kind regarding the actual yield of the Securities or actual amounts that will be paid thereon. See the accompanying pricing supplement dated August 31, 2015 for additional information. Holders of the Securities are urged to consult their tax advisors regarding the tax treatment of the Securities. The two schedules below show the Projected Payments, Yearly Interest Accruals, Daily Interest Accruals and Projected Amount Payable at Retirement for the entire $800,000 Principal Amount and for a $1,000 Principal Amount respectively.

Principal Amount: $800,000

Payment	Beginning	Accrual	Projected	Ending	OID	OID
Dates	AIP		Payment	AIP		(Daily)
8-Mar-16	$800,000.00	$7,856.80	$0.00	$807,856.80	$7,856.80	$42.70
8-Sep-16	$807,856.80	$7,761.48	$0.00	$815,618.28	$7,761.48	$43.12
8-Mar-17	$815,618.28	$7,836.05	$0.00	$823,454.34	$7,836.05	$43.53
8-Sep-17	$823,454.34	$7,911.34	$0.00	$831,365.67	$7,911.34	$43.95
8-Mar-18	$831,365.67	$7,987.35	$0.00	$839,353.02	$7,987.35	$44.37
8-Sep-18	$839,353.02	$8,064.08	$0.00	$847,417.10	$8,064.08	$44.80
8-Mar-19	$847,417.10	$8,141.56	$0.00	$855,558.66	$8,141.56	$45.23
8-Sep-19	$855,558.66	$8,219.78	$0.00	$863,778.44	$8,219.78	$45.67
8-Mar-20	$863,778.44	$8,298.75	$0.00	$872,077.20	$8,298.75	$46.10
8-Sep-20	$872,077.20	$8,378.48	$0.00	$880,455.68	$8,378.48	$46.55
8-Mar-21	$880,455.68	$8,458.98	$0.00	$888,914.65	$8,458.98	$46.99
8-Sep-21	$888,914.65	$8,540.25	$0.00	$897,454.90	$8,540.25	$47.45
8-Sep-22	$897,454.90	$8,622.30	$906,077.20	$0.00	$8,622.30	$47.90
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Principal Amount: $1,000

Payment	Beginning	Accrual	Projected	Ending	OID	OID
Dates	AIP		Payment	AIP		(Daily)
8-Mar-16	$1,000.00	$9.82	$0.00	$1,009.82	$9.82	0.053375
8-Sep-16	$1,009.82	$9.70	$0.00	$1,019.52	$9.70	0.053899
8-Mar-17	$1,019.52	$9.80	$0.00	$1,029.32	$9.80	0.054417
8-Sep-17	$1,029.32	$9.89	$0.00	$1,039.21	$9.89	0.054940
8-Mar-18	$1,039.21	$9.98	$0.00	$1,049.19	$9.98	0.055468
8-Sep-18	$1,049.19	$10.08	$0.00	$1,059.27	$10.08	0.056001
8-Mar-19	$1,059.27	$10.18	$0.00	$1,069.45	$10.18	0.056539
8-Sep-19	$1,069.45	$10.27	$0.00	$1,079.72	$10.27	0.057082
8-Mar-20	$1,079.72	$10.37	$0.00	$1,090.10	$10.37	0.057630
8-Sep-20	$1,090.10	$10.47	$0.00	$1,100.57	$10.47	0.058184
8-Mar-21	$1,100.57	$10.57	$0.00	$1,111.14	$10.57	0.058743
8-Sep-21	$1,111.14	$10.68	$0.00	$1,121.82	$10.68	0.059307
8-Sep-22	$1,121.82	$10.78	$1,132.60	$0.00	$10.78	0.059877

*	The Tax Schedule is a hypothetical schedule derived using certain baseline assumptions and applying a Comparable Yield of 1.9215% per annum. Assumptions regarding future events are inherently uncertain. Actual payments may vary materially from the hypothetical payment schedule due to a number of factors. Additional information regarding assumptions is available upon request. For more information, see “Material U.S. Federal Income Tax Considerations” in the accompanying pricing supplement.

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Credit Suisse